Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2026 THIRD QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2026 third quarter results.

FISCAL 2026 THIRD QUARTER HIGHLIGHTS –

Net sales increased 49% to approximately $5.02 million in the fiscal 2026 third quarter versus $3.37 million in the fiscal 2025 third quarter.
Net bookings increased 73% to $13.91 million in the fiscal 2026 third quarter versus $8.05 million in the prior year third quarter.
Backlog increased 124% to $27.48 million at the end of the fiscal 2026 third quarter as compared to $12.28 million at the end of the fiscal 2025 third quarter.
Net income was $0.65 million, or $0.31 per share, for the fiscal 2026 third quarter versus net income of $0.27 million, or $.13 per share, for the fiscal 2025 third quarter.

FISCAL 2026 NINE MONTHS HIGHLIGHTS –

Net sales increased 7% to approximately $11.71 million in fiscal 2026 versus $10.92 million in the prior fiscal year period.
Net bookings increased 78% to $21.03 million in fiscal 2026 versus $11.84 million in the prior fiscal year period.
Backlog increased 124% to $27.48 million at the end of the fiscal 2026 third quarter as compared to $12.28 million at the end of the fiscal 2025 third quarter.
Net income was $0.08 million, or $0.04 per share, for fiscal 2026 versus net income of $0.87 million, or $.42 per share, for fiscal 2025.

Revenue increased in the fiscal 2026 third quarter to $5.02 million from $3.99 million during the fiscal 2026 second quarter. As previously noted in our last press release, we expected sales to start to increase during fiscal second quarter, before reaching a steadier level in the fiscal 2026 third and fourth quarters. While the income statement reflects income taxes, no actual income taxes were due as the Company has deferred tax assets related to previous net operating losses.

The decrease in gross profit during the first nine months of fiscal 2026 versus the first nine months of fiscal 2025 despite increased sales was due to higher material costs, along with increased tariff costs. The increase in SG&A costs year to date for fiscal 2026 over fiscal 2025 was primarily due to a one-time fully vested stock grant to the board and management, along with recurring quarterly options to purchase stock for the COO, that totaled $344,000. Also included in SG&A costs for both fiscal 2026 and 2025 are $157,000 of intangible amortization; and $74,000 and $77,000, respectively, of non-cash interest costs related to the accrued contingent consideration.

In addition, the Company’s backlog continues to grow. Backlog increased from $18.64 million at the end of fiscal 2026 second quarter to $27.48 million at the end of fiscal 2026 third quarter.

Bookings in the quarter increased significantly versus the prior year quarter. The Company received the expected AMRAAM Lot 39 order during our third quarter, along with other substantial customer orders. As previously noted, the AMRAAM order quantities were greater than the prior year’s order and included higher pricing due to the expiration of a multi-year pricing agreement. Bookings for the quarter did not include any orders related to HIMARS or SM2/SM6.

We continue to see increased interest in new product development.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

SOLITRON DEVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2025 AND NOVEMBER 30, 2024

(in thousands except for share and per share amounts)

	For The Three Months ended	For The Three Months ended	For The Nine Months ended	For The Nine Months ended
	November 30, 2025	November 30, 2024	November 30, 2025	November 30, 2024
	unaudited	unaudited	unaudited	unaudited
Net sales	$5,022	$3,369	$11,708	$10,917
Cost of sales	3,299	2,368	8,760	7,503

Gross profit	1,723	1,001	2,948	3,414

Selling, general and administrative expenses	794	675	2,688	2,246

Operating income	929	326	260	1,168

Other income (loss)
Interest income	54	-	96	6
Interest expense	(65)	(67)	(205)	(194)
Dividend income	19	12	78	34
Realized gain (loss) on investments	63	13	314	46
Unrealized gain (loss) on investments	(108)	78	(433)	126
Miscellaneous income	2	-	7	-
Total other income (loss)	(35)	36	(143)	18

Net income (loss) before income tax	894	362	117	1,186
Income tax (expense) benefit	(241)	(96)	(34)	(314)

Net income (loss)	$653	$266	$83	$872

Net income per common share - basic and diluted	$0.31	$0.13	$.04	$0.42

Weighted average shares outstanding - basic and diluted	2,104,241	2,083,436	2,090,436	2,083,436

The unaudited financial information disclosed in this press release for the three months ended November 30, 2025, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 28, 2025. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida. MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the possibility of reduced government spending on programs in which we participate, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com